EXHIBIT 99.1






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FOR IMMEDIATE RELEASE
Date: October 31, 2003
CONTACT:  Paul Zogas, President (708) 598-9400

                      MIDLAND CAPITAL HOLDINGS CORPORATION
                       REPORTS FISCAL 1st QUARTER EARNINGS
                       AND DECLARES REGULAR CASH DIVIDEND

     BRIDGEVIEW, ILLINOIS - Midland Capital Holdings Corporation (OTC Bulletin
Board: MCPH)(the "Company"), the holding company for Midland Federal Savings and Loan Association ("Midland Federal") today announced that net income for the quarter ended September 30, 2003 totaled $547,000, or $1.47 per diluted share, compared to net income of $211,000, or $0.57 per diluted share for the quarter ended September 30, 2002.

     The increase in net income in the current quarter was due to the collection of non-accruing loan interest in the amount of $142,000, net of income taxes, as well as a $286,000 gain, net of income taxes, from the satisfaction of foreclosure judgments, both of which were the result of a loan workout agreement that was paid in full during the quarter ended September 30, 2003. Absent the gain from these non-recurring items, net income for the quarter ended September 30, 2003 would have been $119,000, or $0.32 per diluted share. The prior year quarter also included the collection of non-accruing loan interest under the same loan workout agreement in the amount of $24,000, net of income taxes, or $.06 per diluted share.

     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.17 per share for the quarter ended September 30, 2003. The dividend will be payable November 20, 2003 to shareholders of record as of November 10, 2003.

     Annualized return on average assets and annualized return on average equity during the quarter ended September 30, 2003 were 1.37% and 19.62%, respectively, compared to .56% and 8.06%, respectively, for the comparable prior year quarter.

     Net interest income before provision for loan losses increased $100,000 to $1.3 million in the quarter ended September 30, 2003 compared to $1.2 million in the 2002 quarter. The increase in net interest income was primarily the result of the collection of non-accruing loan interest during the current quarter in the amount of $216,000 as compared to $36,000 in the prior year quarter.
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     Net of the collection of non-accruing loan interest in both periods, discussed above, the Company's interest rate spread decreased to 2.67% for the three months ended September 30, 2003 from 2.89% for the prior year period. The decrease in interest rate spread was primarily due to a decrease in the Company's average yield on interest earning assets, which declined at a faster rate than the decrease in the average yield paid on interest costing deposits. The decrease in interest rate spread was offset by a $1.1 million increase in the average balance of net earning assets to $15.8 million compared with the prior year period.

     Non-interest income increased $485,000 to $791,000 in the quarter ended September 30, 2003 as compared to the prior year quarter. The primary factors for the increase in non-interest income in the current quarter were a $433,000 gain from the satisfaction of foreclosure judgments under the loan workout agreement, discussed above, and a $46,000 increase in loan fees and service charges offset by a $5,000 decrease in profit on the sale of loans and a $5,000 decrease in deposit related fees. The increase in loan fees and service charges in the current quarter is attributed to an increase in loan origination activity compared to the prior year period.

     Non-interest expense increased $76,000 to $1.2 million in the quarter ended September 30, 2003 as compared to the prior year quarter. The increase in non-interest expense is primarily the result of a $75,000 increase in staffing costs, a $12,000 increase in office occupancy expense, a $10,000 increase in professional fees and a $3,000 increase in advertising expense offset by a $26,000 decrease in computer software and support expense. The increase in staffing costs is primarily attributed to a $31,000 increase in loan origination commissions, due to an increase in lending volume and a $27,000 increase in the cost of employee pension benefits.

     Non-performing assets were .26% of total assets at September 30, 2003 and consisted of $410,000 in non-performing loans. The allowance for loan losses increased during the current quarter by $14,000 to $424,000, or 0.46% of total loans, at September 30, 2003. The $14,000 increase in the allowance for loan losses was the result of $15,000 in loan loss provisions net of $1,000 in loan charge offs during the quarter ended September 30, 2003. At September 30, 2003 the Company's ratio of allowance for loan losses to non-performing loans was 103.35% compared to 84.89% at June 30, 2003.

     At September 30, 2003 the Company's assets totaled $157.5 million, compared to total assets of $160.0 million at June 30, 2003. Net loans receivable decreased $1.1 million to $92.2 million at September 30, 2003. Total deposits decreased $2.4 million to $145.1 million at September 30, 2003 from $147.5 million at June 30, 2003.
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     Stockholders' equity in the Company totaled $11.5 million at September 30,
2003 resulting in a book value per common share of $30.83 based upon 372,600 shares outstanding. At September 30, 2003 Midland Federal's capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 6.34% and a risk-based capital ratio of 12.91%. Midland Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.

              (Selected Consolidated Financial Information follows)



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                              FINANCIAL HIGHLIGHTS
                                    Unaudited
                                    ---------

SELECTED FINANCIAL CONDITION DATA:               September 30,      June 30,
                                                     2003             2003
                                                 ------------     -----------
Total assets................................     $157,523,818     159,976,384
Loans receivable, net.......................       92,162,705      93,299,553
Mortgage-backed securities..................        5,012,968       6,272,466
Cash and cash equivalents...................       51,854,267      49,421,065
Investment securities.......................        3,811,875       6,388,900
Deposits....................................      145,062,610     147,489,604
Stockholders' equity........................       11,488,399      11,056,147

PER SHARE DATA:
Book value per common share at period end              $30.83          $29.67

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to
  loans receivable, net.....................              .45%            .44%
Non-performing assets to total assets.......              .26%            .30%
Allowance for loan losses to
  non-performing loans......................           103.35%          84.80%
Allowance for loan losses to total loans....              .46%            .44%


SELECTED OPERATIONS DATA:                               Three Months Ended
                                                           September 30,
                                                           -------------
                                                       2003            2002
                                                       ----            ----
Total interest income.......................       $1,764,827       1,958,767
Total interest expense......................          490,728         785,134
                                                   ----------       ---------
Net interest income.........................        1,274,099       1,173,633
Provision for loan losses                              15,000          15,000
                                                   ----------       ---------
Net interest income after provision
  for loan losses...........................        1,259,099       1,158,633
                                                   ----------       ---------

Non-interest income.........................          790,908         305,482
Non-interest expense........................        1,221,405       1,144,847
                                                   ----------       ---------

Income before income taxes..................          828,602         319,268
Income tax expense..........................          281,725         108,551
                                                   ----------       ---------
Net income..................................       $  546,877         210,717
                                                   ==========       =========

PER SHARE DATA:
Earnings per basic share                           $     1.47             .58
Earnings per diluted share                         $     1.47             .57

SELECTED OPERATING RATIOS:
Annualized return on average assets.........             1.37%            .56%
Annualized return on average equity.........            19.62%           8.06%
Annualized operating expenses to
  average total assets......................             3.06%           3.02%
Interest rate spread during the period......             3.24%           2.98%
Net interest margin.........................             3.40%           3.22%
Average interest-earning assets to
  average interest-bearing liabilities......           111.75%         111.18%